Exhibit 10.7

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this the 28th day of March, 2014, to be effective as of April 1, 2014 (the “Effective Date”), by and between ATLANTICUS HOLDINGS CORPORATION, a Georgia corporation (“Atlanticus”), and JEFFREY A. HOWARD, an individual resident of the State of Georgia (“Employee”).
W I T N E S S E T H:

WHEREAS, in consideration of Atlanticus’ promotion of Employee to the position of President to be effective on the Effective Date, Employee has agreed to devote his full working time to the business efforts of Atlanticus; and

WHEREAS, the parties hereto desire to replace and supersede all prior employment arrangements between Atlanticus and any of its related affiliates and Employee in their entirety and set forth herein the terms and conditions of Employee’s employment as President of Atlanticus;

NOW, THEREFORE, for and in consideration of the Employee’s employment with Atlanticus and the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atlanticus and Employee hereby agree as follows:
1.0    RELATIONSHIP ESTABLISHED. Upon the terms and subject to the conditions of this Agreement, Atlanticus hereby employs Employee to serve as the President of Atlanticus effective on the Effective Date, and, as such, Employee shall perform the executive level services (the “Services”) for Atlanticus as delegated to him from time to time by Atlanticus’ Chief Executive Officer (or his designee). Employee hereby agrees to devote one hundred percent (100%) of his business time, attention, energy and skill exclusively to performing his obligations and duties hereunder and to engage in no business activities other than the performance of his obligations and duties hereunder, except for those specific activities as the CEO of Atlanticus shall approve in advance in writing. Employee shall perform his obligations and duties hereunder diligently, faithfully and to the best of his abilities and, in doing so, shall comply with applicable Atlanticus policies and procedures. If there is any conflict between such policies and procedures and this Agreement, this Agreement shall control. During the “Term” (as defined below) Employee shall not, directly or indirectly, make any advance, loan, extension of credit or capital contribution to, or purchase any stocks, bonds or other securities of, or make any investment in, any individual, partnership, corporation, limited liability company, trust, trustee, joint stock company, unincorporated organization, joint venture, association, governmental authority or other entity (each, an “Entity”) other than Atlanticus that creates a conflict of interest with Atlanticus.
2.0    TERM; TERMINATION.
2.1    TERM OF EMPLOYMENT. The term of Employee’s employment under this Agreement shall commence on the Effective Date and shall continue indefinitely on an at will basis, subject to termination at any time by either party on not less than thirty (30) days prior written notice to the other party, or as otherwise provided pursuant to Section 2.2 hereof. The period of time Employee is employed by Atlanticus under this Agreement shall be referred to as the “Term.”
2.2    TERMINATION OF EMPLOYMENT.
(a)    Employee’s employment shall automatically and immediately terminate upon the death of Employee.
(b)    Either party may terminate Employee’s employment upon the Complete Disability of Employee. “Complete Disability,” as used herein, shall mean the inability of Employee by reason of any physical or mental impairment to perform fully and effectively, as determined in the reasonable judgment of a competent physician selected in good faith by Atlanticus, the Services on a full time basis for an aggregate of ninety (90) days in any period of one hundred and eighty (180) consecutive days.
(c)    In addition to any other rights or remedies available to Atlanticus, Atlanticus may, in its sole discretion, terminate Employee’s employment for Cause effective immediately upon delivery of written notice to Employee. In this Agreement, “Cause” means the reasonable, good faith determination of a majority of the Board of Directors of Atlanticus that:
(i) (A) Employee has committed an act constituting fraud, moral turpitude, deceit or intentional material misrepresentation with respect to Atlanticus or any client, business partner, customer or supplier of Atlanticus; (B) Employee has embezzled funds or assets from Atlanticus or any client, business partner, customer or supplier of Atlanticus; (C) Employee has engaged in willful misconduct or gross negligence in the performance of the Services; or (D) Employee has failed to comply with any of the terms of Section 1 or Section 9 hereof;
(ii)    Employee has breached or defaulted in the performance of any other provision of this Agreement and has not cured such breach or default to Atlanticus’ reasonable satisfaction within thirty (30) days after receiving notice thereof (provided that any breach by Employee of any obligation under Section 9 will be grounds for immediate termination for “Cause” without any notice or right to cure); or
(iii)    Employee’s conduct is materially detrimental to the reputation of Atlanticus which Employee has not cured (if such conduct is curable in Atlanticus’ reasonable opinion) to Atlanticus’ reasonable satisfaction within ten (10) days after receiving notice thereof.
(a)Atlanticus may, in its sole discretion, terminate Employee’s employment other than for Cause or Employee’s Complete Disability.
(b)Employee may, in his sole discretion, terminate his employment for any reason or no reason as set forth above.
(c)The date on which Employee’s employment expires or terminates for any reason is referred to herein as the “Termination Date.”
3.0    COMPENSATION.
(a)During the Term, Atlanticus shall pay Employee as compensation for the Services an annual salary as set forth on Exhibit A hereto and incorporated herein by reference. Such compensation shall be payable in substantially equal semi-monthly installments or in such other installments or at such other intervals as may be the policy of Atlanticus from time to time, but no less frequently than monthly, and shall be subject to such deductions and withholdings as are required by law or policies of Atlanticus in effect from time to time. Employee’s salary per annum may from time to time be adjusted as agreed in writing by both Atlanticus and Employee.
(b)During the Term, Employee shall be eligible for bonus and equity compensation as determined by the Compensation Committee of the Board of Directors from time to time. Any bonus payments due hereunder shall be payable to the Employee no later than two and one-half (2 ½) months after the end of the calendar year in which Employee becomes vested in such bonus for purposes of Section 409A of the Internal Revenue Code.
(c)Notwithstanding anything to the contrary herein, if this Agreement is terminated for any of the reasons set forth in Section 2 hereof, Atlanticus shall be released of its obligation to pay further compensation or benefits to Employee as set forth in this Agreement; PROVIDED, HOWEVER, subject to Section 20 hereof, that Employee shall be entitled to receive (i) any salary already earned under Section 3(a) hereof as set forth therein, and (ii) a portion of any previously agreed upon bonus (prorated based upon full months worked by Employee) for any fiscal year in which Employee worked for Atlanticus for at least six (6) months, in each case within thirty (30) days of the Termination Date. Employee will not be entitled to any severance or other benefits upon any termination of his employment hereunder. If this Agreement is terminated pursuant to Section 2.2(a), (b) or (d), all of Employee’s outstanding equity awards shall immediately vest.
4.0    VACATION. During the Term of this Agreement, Employee shall be entitled to such number of weeks of paid vacation in each calendar year of the Term as is provided in, and in accordance with, Atlanticus’ policies in effect from time to time for management employees.
5.0    BENEFITS. During the Term of this Agreement, Employee shall be entitled to participate in executive employee benefit plans generally provided by Atlanticus to its executives, but only if and to the extent provided from time to time in such executive benefits plans and for so long as Atlanticus provides or offers such benefit plans.
6.0    REIMBURSEMENT FOR EXPENSES. Atlanticus shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with the performance of the Services hereunder for travel; entertainment and other miscellaneous expenses to the extent such expenses are consistent with Atlanticus’ reimbursement policy as the same shall be in effect from time to time. Reimbursement shall be made only against an itemized list of such expenses submitted to Atlanticus by Employee within thirty (30) days after being incurred, and, to the extent requested by Atlanticus, receipts and invoices evidencing such expenses. In no event shall any such reimbursement be made later than thirty (30) days after the period for submitting such itemized list expires. All reimbursements shall be made within thirty (30) days of submission of the itemized list and, if requested, receipts and invoices.
7.0    CONFIDENTIALITY.
(a)    PROPRIETARY INFORMATION. Employee acknowledges that as an employee of Atlanticus, he may from time to time have access to and be provided with trade secrets (as defined under applicable law), and other confidential, secret and proprietary information including without limitation, financial statements or information, technical or nontechnical data, formulae, compilations, programs, methods, data, financial plans, models, product plans, marketing or sales strategies, portfolio information, or lists of actual or potential borrowers, loan program participants, business partners or other customers not generally available to the public concerning any aspect of the products, services or businesses of Atlanticus, its affiliates, or its and their officers, directors, employees, advisers, agents or other personnel (collectively, “Proprietary Information”). Employee agrees that he will not, directly or indirectly, disclose, publish, disseminate or use any Proprietary Information except as authorized herein. Employee may use Proprietary Information to perform the Services but in doing so will only allow dissemination of Proprietary Information to any Entity on a strict need-to-know basis (provided such persons are first informed of the confidential nature of such Proprietary Information and directed to use or disclose it only as permitted herein). If disclosure of any Proprietary Information is required by law, a court or agency of the government, then Employee may make such disclosure after providing Atlanticus with reasonable notice, to the extent that providing such notice to Atlanticus is legally permissible, so that Atlanticus may seek protective relief.
(b)    NON-PROPRIETARY INFORMATION. Notwithstanding the provisions of Section 7(a) hereof, the following shall not be considered to be Proprietary Information: (i) any information that was in the public domain through no fault or act of Employee prior to the disclosure thereof to Employee; (ii) any information that comes into the public domain through no fault or act of Employee; (iii) any information that is disclosed without restriction to Employee by a third party (which term shall not include any equity holder, affiliate, or counsel, accountants and other non-employee representatives of affiliated entities, or of any of their respective equity holders, affiliates or related persons) having the legal right to make such disclosure; and (iv) any confidential business information that is not a trade secret on the three (3) year anniversary of the Termination Date; PROVIDED, HOWEVER, that the limited duration of the confidentiality obligation with regard to Proprietary Information not constituting a trade secret shall not operate or be construed as affording Employee any right or license thereafter to use Proprietary Information, or as a waiver by Atlanticus of the rights and benefits otherwise available to Atlanticus under the laws governing the protection and enforceability of patents, trade secrets and other intellectual property.
(c)    RETURN OF MATERIALS. On or before the Termination Date, or when otherwise requested by Atlanticus, Employee will deliver promptly to Atlanticus all Proprietary Information and all other files, customer lists, management reports, drawings, memoranda, forms, financial data and reports and other materials or documents and equipment provided to, or obtained or created by Employee in connection with the Services (including all copies of the foregoing, and including all notes, records and other materials of or relating to Atlanticus, its affiliates or their respective business partners or customers) in his possession or control and shall destroy all other Proprietary Information in his possession.
8.0    TRANSFER AND ASSIGNMENT TO ATLANTICUS.
(a)To the greatest extent possible, any Work Product will be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. Section 101 ET SEQ., as amended) and owned exclusively by Atlanticus. In this Agreement, “Work Product” means work product, property, data, documentation, concepts, plans, inventions, improvements, processes or information, prepared, discovered, developed or created by Employee while employed by Atlanticus. Nothing herein shall affect any right, title and interest Employee has or may have in any Work Product unrelated to the business of Atlanticus that Employee develops or creates outside of his employment by Atlanticus on his own personal time. Employee hereby unconditionally and irrevocably transfers and assigns to Atlanticus all right, title and interest Employee has or will have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights. Employee agrees to execute and deliver to Atlanticus any transfers or other instruments which Atlanticus may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in Atlanticus.
(b)POWER OF ATTORNEY. Employee hereby irrevocably constitutes and appoints Atlanticus as his agent and attorney-in-fact, with full power of substitution, in the name, place and stead of Employee, to execute and deliver any and all assignments or other instruments described in Section 8(a) hereof that Employee fails or refuses promptly to execute and deliver. The foregoing power and agency are coupled with an interest and are irrevocable.
9.0    Business Protection Covenants.
9.1    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Business of Atlanticus” means (i) point-of-sale financing to provide credit to customers for the purchase of goods and services or rental of merchandise under rent-to-own arrangements, (ii) loan servicing activities including underwriting, marketing, customer service and collections operations for third parties, (iii) acquisition and collection of portfolios of credit card receivables underlying credit card accounts, (iv) origination and marketing of credit cards, (v) purchase and servicing of loans secured by automobiles, and (vi) management of portfolios of auto finance receivables and additional lending products such as floor plan financing and installment lending products.
(b)    “Competing Business” means any person, business or subdivision of a business which substantially engages in the Business of Atlanticus, or which is actively planning to engage in the Business of Atlanticus, excluding subdivisions of a business, if any, which are unrelated to the Business of Atlanticus.
(c)    “Material Contact” for purposes of the business partner and customer non-solicitation provision below means contact between Employee and each business partner or customer or potential business partner or customer of Atlanticus within twenty-four (24) months prior to Employee’s termination or resignation:
(i)    With whom or which Employee dealt on behalf of Atlanticus;
(ii)    Whose dealings with Atlanticus were coordinated or supervised by Employee;
(iii)    About whom Employee obtained Proprietary Information in the ordinary course of business as a result of Employee’s association with Atlanticus; or
(iv)    Who receives products or services authorized by Atlanticus, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee within two (2) years prior to the date of the Employee’s termination.
(d)    “Material Contact” for purposes of the employee/contractor non-recruit provision below means contact in person, by telephone, or by paper or electronic correspondence, in furtherance of the business interests of Atlanticus, and within the last twenty-four (24) months of Employee’s employment with Atlanticus.
(e)    “Restricted Period” means the period while Employee is employed by Atlanticus and for twelve (12) months following the termination for Cause or resignation of Employee from employment with Atlanticus.
9.2    Non-Recruitment of Atlanticus Employees and Contractors. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit or induce any employee or independent contractor of Atlanticus with whom Employee had Material Contact, to terminate or lessen such employment or contract with Atlanticus.
9.3    Non-Solicitation of Atlanticus BUSINESS Partners and Customers. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit any actual or prospective business partners or customers of Atlanticus with whom Employee had Material Contact, for the purpose of selling any products or services for a Competing Business.
9.4    Acknowledgements. Employee acknowledges and agrees that the provisions of Sections 7, 8 and 9 of this Agreement (the “Restrictive Covenants”) are reasonable as to time, scope and territory given Atlanticus’ need to protect its Proprietary Information and its relationships and goodwill with its business partners, customers, suppliers, employees and contractors, all of which have been developed at great time and expense to Atlanticus. Employee represents that Employee has the skills and abilities to obtain alternative employment that would not violate these Restrictive Covenants in the event that Employee leaves employment with Atlanticus, and that these Restrictive Covenants do not pose an undue hardship on Employee. Employee further acknowledges that Employee’s breach of any of these Restrictive Covenants would likely cause irreparable injury to Atlanticus, and therefore entitles Atlanticus to injunctive relief, in addition to any other remedies available in law or equity.
9.5    Construction and Severability. The laws of the state of Georgia shall apply to all questions regarding the interpretation, modification, breach or enforcement of the Restrictive Covenants. The provisions of the Restrictive Covenants shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. In the event that a court should determine that any provision of the Restrictive Covenants is overbroad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of the Restrictive Covenants shall be found by a court to be overbroad or otherwise unenforceable and not capable of modification, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement.
10.0.    Remedies and Forum. The parties agree that they will not file any action arising out of or relating in any way to this Agreement other than in the United States District Court for the Northern District of Georgia or the Superior Court(s) of Fulton County, Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all possible objections thereto. The prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party in any such proceeding no later than thirty (30) days following the final settlement or adjudication of such proceeding. Employee waives any defense to enforcement of the provisions of this Agreement by injunction or otherwise based on claims Employee has or alleges to have against Atlanticus.
11.0    INTERPRETATION; SEVERABILITY. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. It is understood and agreed that the provisions hereof are severable; if such provisions shall be deemed invalid or unenforceable as to any period of time, territory, or business activity, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable, and the unenforceability of any provisions hereof shall not in any event cause any other provision hereof to be unenforceable. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.
12.0    RELIEF. In the event of any threatened or actual breach of the provisions of this Agreement by either party, including, without limitation, the provisions of Section 9 hereof, the other party shall be entitled to specific performance and injunctive relief in addition to any other remedies it may have at law or in equity.
13.0    NONWAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.
14.0    NOTICES. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if delivered by hand or sent by registered or certified mail, return receipt requested, postage and fees prepaid, addressed to the party to be notified as follows:

(a)	If to Atlanticus: Atlanticus Holdings Corporation
Five Concourse Parkway, Suite 400
Atlanta, GA 30328
Attn: Rohit Kirpalani, General Counsel

With a cc:	Troutman Sanders LLP
Bank of America Plaza
600 Peachtree Street, N.E.
Suite 5200
Atlanta, GA 30308
Attn: Paul Davis Fancher

(b)	If to Employee: Jeffrey A. Howard

or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date so delivered or five (5) days after the date so mailed.
15.0    GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.
16.0    ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the sole and entire agreement between the parties hereto with respect to Atlanticus’ employment of Employee and supersedes all prior discussions, arrangements and agreements between Atlanticus and any of its related affiliates and Employee relating to Employee’s employment and any such prior arrangements and agreements shall, from and after the date hereof, be null and void. Employee is a sophisticated businessperson and has received such documents and other information as he has deemed necessary to make his own independent judgment as to the merits of this Agreement and the remuneration that he will receive as a result hereof; further, it is hereby agreed by Employee that neither Atlanticus nor its affiliates nor any of their officers, employees, directors or agents have made any representation to Employee other than those specifically set forth in this Agreement. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.
17.0    PARTIES BENEFITED. This Agreement shall inure to the benefit of, and be binding upon Employee, Atlanticus, and their respective heirs, legal representatives, successors and assigns; provided that, as to Employee, this is a personal service contract and Employee may not assign this Agreement or any part hereof.

18.0    TAX CONSEQUENCES. Atlanticus shall have no obligation to Employee with respect to any tax obligation Employee incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefit plans, if any, in which Employee may hereafter participate, or arising from any payments made or to be made hereunder or thereunder.

19.0    COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement.

20.0    NONQUALIFIED DEFERRED COMPENSATION OMNIBUS PROVISION. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid and provided in a manner, and at such time, including without limitation, payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g., death, disability, separation from service from Atlanticus and its affiliates as defined for purposes of Section 409A of the Internal Revenue Code), and in such form, as complies with the applicable requirements of Section 409A of the Internal Revenue Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Internal Revenue Code, the following shall apply:
(a)    Neither Employee nor Atlanticus shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Internal Revenue Code.
(b)    If Employee is a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, any payment or provision of benefits in connection with a separation from service (as determined for purposes of Section 409A of the Internal Revenue Code) shall not be made until the earlier of (i) Employee’s death or (ii) six (6) months after Employee’s separation from service (the “409A Deferral Period”) to the extent required by Section 409A of the Code. In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefits may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from Atlanticus once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.
(c)    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Internal Revenue Code.
(d)    For purposes of determining time of (but not entitlement to) payment or provision of deferred compensation under this Agreement under Section 409A of the Internal Revenue Code in connection with a termination of employment, termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code where it is reasonably anticipated that no further services would be performed after that date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent

(20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.
(e)    For purposes of this Agreement, a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code shall be determined on the basis of the applicable 12-month period ending on the specified employee identification date designated by Atlanticus consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Internal Revenue Code.
(f)    Notwithstanding any other provision of this Agreement, Atlanticus shall not be liable to Employee for any additional Section 409A taxes, penalties or interest as the result of any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Internal Revenue Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code.

21.0    INDEMNIFICATION. Atlanticus shall indemnify Employee, to the maximum extent permitted under applicable law and as set forth in the applicable organizational documents governing Atlanticus (including articles of incorporation and bylaws (as such articles of incorporation and bylaws may be amended, modified, supplemented or restated from time to time)), against all liabilities, losses, damages, costs, charges and expenses incurred or sustained by Employee in connection with any claim, action, suit, or proceeding to which Employee may be made a party, brought directly or derivatively by any third party by reason of any act or omission by Employee as a director or officer of Atlanticus; PROVIDED, HOWEVER, Employee shall be liable for (and shall not be entitled to indemnification for) any such losses incurred by reason of his gross negligence, willful misconduct, or breach of the duty of loyalty.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATLANTICUS HOLDINGS CORPORATION

By:    /s/ David G. Hanna
Name: David G. Hanna
Title: Chief Executive Officer

EMPLOYEE

/s/ Jeffrey A. Howard
Jeffrey A. Howard

EXHIBIT A

Salary per annum    $600,000